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                                                                   EXHIBIT 10.15

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                               OPTION TO PURCHASE
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         BE IT KNOWN, that

         ROBBYE WALDRON, in his capacity as the duly appointed and authorized trustee of the Chapter 7 bankruptcy estate of HBH, Inc., Bankruptcy Case No. 00-35703-H4-7, pending on the docket of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (hereinafter referred to as "Seller").

in consideration of the sums more specifically set forth below does hereby grant to:

         TORCH OFFSHORE, L.L.C., a Delaware limited liability company, whose principal place of business is located at 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056-2596, represented herein by and through its duly authorized officer or its assignee or nominee (hereinafter referred to as "Purchaser"), an exclusive option to purchase the vessel hereinafter described on the following terms and conditions (the or this "Option"):

                                    ARTICLE 1
                                    PROPERTY

         1.1 Vessel. The vessel subject to this agreement is the pipe lay barge, BH-400, Official Number 1035377, (the "Vessel") having dimensions of approximately 260' x 72' x16', together with all cables, engines, machinery, rigging, anchors, chains, tackle, apparel, furniture, fittings, tools, pumps, jet pumps, equipment, supplies, 2 Manitowoc cranes, stingers together with spare parts and other appurtenances and accessories and additions thereto whether or not located on the Vessel.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price. The purchase price for the Vessel (the "Purchase Price") shall be the sum of Nine Million Four Hundred Fifty Thousand and 00/100 Dollars (U.S.)($9,450,000.00) in cash or cash equivalent, to be delivered at Closing by the Purchaser in certified funds or by wire transfer to the account designated in writing by the Seller.

                                    ARTICLE 3
                              OPTION TERM AND PRICE

         3.1 Option Period. The term of the Option shall be three (3) months, commencing on the first day of the month immediately following the Effective Date of this Agreement as defined
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in Article 6 below and continuing thereafter until 5:00 p.m. on the last day of the third month of the Option Period, unless sooner exercised.

         3.2 Option Price. As consideration for the Option, on the first day of the month immediately following the Effective Date, Purchaser shall pay Seller the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00). Purchaser shall thereafter pay the Seller the sum of $100,000.00 on the first day of each successive month unless Purchaser shall exercise the Option as provided for herein or Purchaser shall otherwise terminate the Option. The Purchaser shall not be in default of this Agreement so long as the Seller receives the monthly payment on or before the 5th day of each month.

                                    ARTICLE 4
                               EXERCISE OF OPTION

         4.1 Exercise of Option. As long as Purchaser is not in default, Purchaser may exercise this Option, by giving Seller written notice of the exercise, signed by a duly authorized representative of Purchaser, before the time set forth herein for expiration of the Option. In that event, Purchaser shall not be required to make any further Option payments but shall only be required to pay to Seller the Purchase Price and Close the purchase as provided for herein.

         4.2 Acquisition or Termination. If Purchaser exercises the Option within the Option Period, then a binding agreement to sell, transfer and convey the Vessels shall exist between the parties. If the Purchaser does not timely exercise the Option (time being of the essence), the rights of Purchaser to acquire the Vessel shall automatically and immediately terminate without notice. The Purchaser, for any or no reason at all, may terminate this Option at any time after the Effective Date by giving written notice to Seller and in that event, Purchaser shall have no further obligations to perform hereunder or make any further payments to Seller. If Purchaser acquires or terminates, Seller shall retain any and all sums paid as consideration for the Option and be under no further obligation to return or credit the Purchaser for sums paid for the Option.

                                    ARTICLE 5
                                     CLOSING

         5.1 Closing. The Closing of the sale of the Vessel shall be performed on or before thirty (30) calendar days following the exercise of the Option as provided herein and at the date and time specified by Purchaser. At Closing, the Seller shall deliver to Purchaser, or its nominee, a Bill of Sale in the substance and form as that attached hereto and incorporated herein as Exhibit "A".

         5.2 Warranty. The Vessel shall be sold on an "as is, where is" basis without warranty of any kind other than Seller represents and warrants that he shall convey the Vessel to Purchaser free of all liens, claims or encumbrances pursuant to order of the Bankruptcy Court for the Southern District of Texas and Seller shall deliver the Vessel to Purchaser afloat in Amelia, Louisiana.




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         5.3 Inspection. At any time prior to exercise of the Option or termination, Purchaser shall have the right but not the obligation to inspect, survey and dry dock the Vessel in accordance with standard industry practice, at its cost. After the exercise of the Option and prior to Closing, Purchaser shall have the right to inspect and/or survey of the Vessel, at its cost. Seller shall grant Purchaser and/or its employees, agents and representatives full and complete access to the Vessel during daylight hours upon request and otherwise reasonably cooperate with Purchaser in coordinating and scheduling any inspections or survey.

                                    ARTICLE 6
                            BANKRUPTCY COURT APPROVAL

         6.1 Bankruptcy Court Approval. The Seller shall file an appropriate motion for authority to enter into the Option and to sell the Vessel to Purchaser free and clear of all liens, claims and encumbrances with the U.S. Bankruptcy Court having jurisdiction over the matter entitled In re HBH, Inc., Bankruptcy Case No. 00-35703-H4-7. This Agreement shall not be effective or enforceable by either party until the eleventh (11th) day after the date of entry of the order by the bankruptcy court approving the motion (the "Effective Date") and the order is not stayed or appealed. The motion shall be noticed to all creditors of the estate of HBH, Inc. and to all persons or entities that have liens, claims and/or encumbrances against the Vessel that are recorded with the National Vessel Documentation Center.

                                    ARTICLE 7
                                     DEFAULT

         7.1 Purchaser's Default; Sellers' Remedies. In the event Purchaser exercises the Option, if, through default of Purchaser on its obligations hereunder, the sale does not timely close, Seller shall have the right to demand specific performance and the right to the recovery of reasonable attorney's fees and costs in the event Seller files an action to enforce the terms hereof. Seller shall not be entitled to any consequential damages.

         7.2 Seller's Default; Purchaser's Remedies. If, through default of Seller on its obligations hereunder, the sale does not timely close, and Purchaser is in compliance with the terms of this Agreement, Purchaser shall have the right to demand specific performance or the return of all sums paid for the Option as its sole remedy. Purchaser shall not be entitled to any consequential damages.

                                    ARTICLE 8
                                     NOTICES

         8.1 Any notice required or permitted to be given hereunder shall be in writing and shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. Mail, (b) sent by nationally recognized overnight courier, in which case notice shall be deemed delivered one
(1) business day after deposit with such courier, or (c) sent by telecopy with original sent by next business day courier (e.g. Federal Express), in which event notice shall be deemed delivered



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upon receipt of the telecopy. The addresses and telephone numbers set forth below may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. All notices to the parties shall be delivered to the following addresses, respectively:



         If to Sellers:             Torch Offshore, L.L.C.
                                    401 Whitney Avenue
                                    Suite 400
                                    Gretna, Louisiana 70056-2596
                                    Attn: Lyle G. Stockstill
                                    Telephone: (504) 367-7030
                                    Fax: (504) 367-7075

         With a copy to:            Kenneth F. Tamplain, Jr.
                                    Adams and Reese, LLP
                                    4500 One Shell Square
                                    New Orleans, LA 70139
                                    Telephone: (504) 585-0329
                                    Fax: (504) 566-0210

         If to Purchaser:           Robbye Waldron, Trustee
                                    15150 Middlebrook Drive
                                    Houston, Texas  77058
                                    Telephone: (281) 488-4438
                                    Fax:  (281) 488-4597

         with a copy to:            David R. Jones
                                    Floyd, Isgur, Rios & Wahrlich, P.C.
                                    700 Louisiana, Suite 4600
                                    Houston, Texas 77002-2732
                                    Telephone: (713) 222-1481
                                    Fax: (713) 222-1475

                                    ARTICLE 9
                                     GENERAL

         9.1 Time of the Essence. The parties hereto agree that time is of the essence with respect to all time limitations specified herein.




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         9.2 Entire Agreement; Modifications. This Option comprises the entire agreement between the parties with respect to the Vessel and merges all previous understandings of every nature and kind, whether verbal or written. Neither this Option nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         9.3 Applicable Law. This Agreement shall be construed and enforced under and pursuant to the laws of the State of Texas and the applicable laws of the United States of America.

         9.4 Parties Bound. The terms and provisions of this Option shall be binding upon, inure to, extend to and be for the benefit of the heirs, successors, assigns, and legal representatives of the respective parties hereto.

         9.5 Additional Acts. In addition to the acts and deeds recited herein and contemplated hereunder to be performed, executed or delivered by Seller or Purchaser, Seller and Purchaser hereby agree to perform, execute or deliver or cause to be performed, executed or delivered at the Closing or thereafter, any and all such further acts, deeds and assurances as Purchaser or Seller, as the case may be, may reasonably require to evidence and vest in Purchaser the ownership of and title to the Vessel and consummate the transaction contemplated hereunder.

         9.6 Attorneys' Fees. In the event that either party shall employ an attorney or attorneys to enforce any of the provisions hereof or to protect his/its interests in any manner arising under this Option or to recover damages for the breach of any portion of this Option the non-prevailing party in any action pursued agrees to pay to the prevailing party all reasonable costs and attorneys' fees expended or incurred in connection therewith.

         9.7 Deadlines. In the event that any deadline imposed hereunder shall fall on a Saturday, Sunday or legal holiday, such deadline shall be extended to the next business day.

         9.8 Headings. The headings contained in this Option are for references and convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

         9.9 Multiple Counterparts. This Option may be executed in a number of identical counterparts. If so executed, each such counterpart is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement.

This Option to Purchase is hereby signed and executed by Purchaser in Gretna, Louisiana, on this 23rd day of February, 2001.

Witnesses:                                   Torch Offshore, L.L.C.



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/s/ Kenneth Tamplain, Jr.                     By: /s/ Lyle G. Stockstill
                                                  Lyle G. Stockstill
                                                  Chief Executive Officer

/s/ John Chancellor



This Option to Purchase is hereby signed and executed by Seller in Houston, Texas on this 2nd day of March, 2001.

Witnesses:                                     Purchaser:
                                               ROBBYE WALDRON, TRUSTEE OF THE
                                               HBH, INC.


/s/ Doug R.F.                                   BY: /s/ Robbye Waldron, Trustee
                                                   Robbye Waldron, Trustee

/s/ Elizabeth Winker




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